                                                            Rule 424(b)(3)
                                                            File No. 333-39034

                       SUPPLEMENT DATED SEPTEMBER 11, 2000

                                       TO

                  PROFILE DATED JUNE 23, 2000, AS SUPPLEMENTED
                                       AND
                 PROSPECTUS DATED JUNE 23, 2000, AS SUPPLEMENTED

                                       FOR

                               MFS REGATTA CHOICE
                           VARIABLE AND FIXED ANNUITY


              ISSUED BY SUN LIFE ASSURANCE COMPANY OF CANADA (U.S.)


     This Supplement to the Profile dated June 23, 2000 (the "Profile") and the Prospectus dated June 23, 2000 (the "Prospectus") for the Contract:


     - amends and supplements the Profile and Prospectus as a result of the addition of 2 new Funds -- The Global Telecommunications Series and the Mid Cap Growth Series -- to the MFS/Sun Life Series Trust (the "Series Fund"), effective as of September 11, 2000; and


     - restates the information contained in (a) the Supplement dated June 26, 2000 to the Profile and Prospectus with respect to the addition of the Technology Series to the Series Fund, effective as of June 26, 2000;
       (b) the Supplement dated June 26, 2000 to the Profile and Prospectus which provided an expanded range of expense examples for the Contract; and (c) the Supplement dated June 23, 2000 which amended fee information for certain of the Funds contained in the Profile and Prospectus.


THIS SUPPLEMENT SUPERSEDES ALL PREVIOUS SUPPLEMENTS TO THE PROSPECTUS FOR THE MFS REGATTA CHOICE VARIABLE AND FIXED ANNUITY. THIS SUPPLEMENT IS NOT VALID UNLESS ACCOMPANIED BY THE CURRENT PROSPECTUS. THIS SUPPLEMENT AND THE PROSPECTUS SHOULD BE READ AND RETAINED FOR FUTURE REFERENCE.


A.  ADDITIONAL VARIABLE INVESTMENT OPTIONS

    Three Funds -- the Technology Series, the Global Telecommunications Series and the Mid Cap Growth Series -- have been added to the list of variable investment options available under the MFS Regatta Choice Variable and Fixed Annuity. The Technology Series was added as an investment option as of June 26, 2000, and the Global Telecommunications Series and the Mid Cap Growth Series are added as investment options as of the date of this Supplement. These additional Funds allow you to allocate your money among 29 variable investment options under the Contract. Market conditions will determine the value of an investment in the Technology Series, the Global Telecommunications Series, the Mid Cap Growth Series and any other Fund. The Technology Series, the Global Telecommunications Series, the Mid Cap Growth Series and the other Funds available as variable investment options under the Contract are described more fully in the current Series Fund prospectus, as supplemented.


     As a result of the addition of the Technology Series, the Global Telecommunications Series and the Mid Cap Growth Series:

     1. The third paragraph of Section 1, "The MFS Regatta Choice Annuity," of the Profile and the second paragraph on the cover page of the Prospectus are each amended by deleting the first sentence in its entirety and replacing it with the following:

          "You may choose among 29 variable investment options and a range of fixed options."

     2. The list of the available investment options appearing in Section 4, "Allocation Options," of the Profile and on the cover page of the Prospectus is hereby supplemented by the addition of the Technology Series, the Global Telecommunications Series and the Mid Cap Growth Series.


     3. The "Variable Account Options: The Funds" section beginning on page 8 of the Prospectus is supplemented and restated as follows:

    (a) The second paragraph of the section on page 8 is deleted in its entirety and replaced by the following:

            "The Series Fund is composed of 30 independent portfolios of securities, each of which has separate investment objectives and policies. Shares of the Series Fund are issued in 30 series (each, a "Fund"), each corresponding to one of the portfolios. The Contract provides for investment by the Sub-Accounts in shares of the 29 Funds described below. Additional portfolios may be added to the Series Fund which may or may not be available for investment by the Variable Account."

    (b) The following Fund descriptions are added:

          GLOBAL TELECOMMUNICATIONS SERIES will seek to achieve long-term growth of capital.

          MID CAP GROWTH SERIES will seek long-term growth of capital.

          TECHNOLOGY SERIES will seek capital appreciation.

    B.  UNDERLYING FUND ANNUAL EXPENSES

    1. The "Summary of Contract Expenses" table and the related footnotes appearing on page 4 of the Prospectus are restated as follows:

                          SUMMARY OF CONTRACT EXPENSES

TRANSACTION EXPENSES
Sales Load Imposed on Purchase Payments.....................   $  0
Deferred Sales Load (as a percentage of Purchase Payments
  withdrawn) (1)
  Number of complete Account Years Purchase Payment in
    Account
    0-1.....................................................      7%
    1-2.....................................................      7%
    2-3.....................................................      6%
    3-4.....................................................      6%
    4-5.....................................................      5%
    5-6.....................................................      4%
    6-7.....................................................      3%
    7 or more...............................................      0%
Transfer Fee (2)............................................   $ 15
ANNUAL ACCOUNT FEE per Contract or Certificate (3)..........   $ 50
VARIABLE ACCOUNT ANNUAL EXPENSES (as a percentage of average
  Variable Account assets)

FOR CONTRACTS WITH AN INITIAL                      FOR CONTRACTS WITH AN INITIAL
PURCHASE PAYMENT                                   PURCHASE PAYMENT OF
LESS THAN $1,000,000:                              $1,000,000 OR MORE:
Mortality and Expense Risk                         Mortality and Expense Risk
Charge (4)............................  1.00%      Charge (4)............................  0.85%
Administrative Expenses Charge........  0.15%      Administrative Expenses Charge........  0.15%
                                        -----                                              -----
Total Variable Annuity Annual                      Total Variable Annuity Annual
Expenses..............................  1.15%      Expenses..............................  1.00%

DEATH BENEFIT CHARGE (if one or more of the optional death benefit riders is elected)

NUMBER OF                     % OF AVERAGE
RIDERS ELECTED                DAILY VALUE
--------------                ------------
          1 ...............        0.15%
          2 ...............        0.25%
          3 ...............        0.40%

------------

(1) A portion of your Account may be withdrawn each year without imposition of any withdrawal charge and, after a Purchase Payment has been in your Account for 7 Account Years, it may be withdrawn free of the withdrawal charge.

(2) Currently, we impose no fee upon transfers; however, we reserve the right to impose a fee of up to $15 per transfer. In addition, a Market Value Adjustment may be imposed on amounts transferred from or within the Fixed Account.

(3) The annual Account Fee is currently $35. After the fifth Account Year, the fee may be changed annually, but it will never exceed $50.

(4) We will assess an additional 0.25% during the Income Phase on Contracts that annuitize before their seventh Contract Anniversary.

     2. The "Underlying Fund Annual Expenses" table appearing on page 5 of the Prospectus is hereby amended, supplemented and restated as follows:

                                                                          OTHER                TOTAL ANNUAL FUND
                                                  MANAGEMENT        FUND EXPENSES (2)            EXPENSES (2)
                                                     FEES         (AFTER REIMBURSEMENT)      (AFTER REIMBURSEMENT)
                                                ---------------  -------------------------  ------------------------
Global Telecommunications Series (3).........        1.00%                 0.25%                      1.25%
Mid Cap Growth Series (3)....................        0.75%                 0.25%                      1.00%
Technology Series (3)........................        0.75%                 0.25%                      1.00%


     3. The footnotes to the "Series Fund Annual Expenses" table are amended, supplemented and restated as follows:

          (i) Footnote (1) is deleted in its entirety and replaced by the following:

               (1) The information relating to Fund expenses was provided by the Funds and we have not independently verified it. You should consult the Fund prospectus(es) for more information about Fund expenses. For all Funds except the Technology Series, the Global Telecommunications Series and the Mid Cap Growth Series, "Management Fees," "Other Fund Expenses," and "Total Annual Fund Expenses" are based on actual expenses for the fiscal year ended December 31, 1999, net of any applicable expense reimbursement or waiver. Expense figures shown for the Technology Series, the Global Telecommunications Series and the Mid Cap Growth Series are estimates for the year 2000, based on the applicable expense reimbursement waiver. No actual expense figures are shown for the Technology Series, the Global Telecommunications Series or the Mid Cap Growth Series because these Funds commenced operations in June 2000, September 2000 and September 2000, respectively, and, therefore, have less than 12 months of investment performance.


         (ii)  Footnote (2) is amended and restated as follows:

               (2) Each Fund has an expense offset arrangement which reduces the Fund's custodian fee based upon the amount of cash maintained by the Fund with its custodian and dividend disbursing agent, and may enter into such other arrangements and directed brokerage arrangements (which would also have the effect of reducing the Fund's expenses). Any such fee reductions are not reflected under "Other Fund Expenses" in the table. Had these fees been taken into account, "Total Annual Fund Expenses" for certain of the Funds would be as follows:

                   Bond Series......................................  0.71%
                   Capital Appreciation Series......................  0.75%
                   Capital Opportunities Series.....................  0.83%
                   Equity Income Series.............................  0.91%
                   Global Asset Allocation Series...................  0.88%
                   New Discovery Series.............................  1.05%
                   Strategic Income Series..........................  1.03%
                   Utilities Series.................................  0.81%


        (iii)  Footnote (3) is amended and restated as follows:

               (3) MFS has contractually agreed to bear the expenses of these
                   Funds such that "Other Fund Expenses," after taking into account the expense offset arrangement described in Footnote
                   (2) above, will not exceed 0.25% annually. This contractual arrangement will continue until at least May 1, 2001, unless changed with the consent of the Series Fund's Board of Trustees; provided, however, that this contractual arrangement will terminate prior to May 1, 2001 in the event that the Fund's "Other Fund Expenses" equal or fall below 0.25% annually. Without taking into account this fee waiver and/or expense reimbursement, "Other Fund Expenses" would be estimated to be 3.26% for the Strategic Growth Series, 0.28% for the Technology Series, 0.76% for the Global Telecommunications Series, and 0.67% for the Mid Cap Growth Series.


          (iv) Footnote (4) is deleted in its entirety.

     C.   EXPENSE EXAMPLES

     1. The summary expense chart appearing in Section 5, "Expenses," of the Profile is hereby supplemented and restated as follows:




                                                                                                        EXAMPLES
                                                                                                     TOTAL EXPENSES
                                                                                                         AT END
                                                                                        -----------------------------------------
                                             TOTAL ANNUAL   TOTAL ANNUAL     TOTAL              (a)                   (b)
                                              INSURANCE         FUND         ANNUAL     -------------------   -------------------
SUB-ACCOUNT                                    CHARGES        EXPENSES      EXPENSES     1 YEAR    10 YEARS   1 YEARS    10 YEARS
-----------                                  ------------   ------------   ----------   --------   --------   --------   --------
Bond Series                                     1.25%          0.72%         1.97%        $82        $232       $85        $273
Capital Appreciation Series                     1.25%          0.76%         2.01%        $82        $236       $86        $277
Capital Opportunities Series                    1.25%          0.84%         2.09%        $83        $245       $86        $285
Emerging Growth Series                          1.25%          0.75%         2.00%        $82        $235       $86        $276
Emerging Markets Equity Series                  1.25%          1.60%         2.85%        $90        $320       $94        $357
Equity Income Series                            1.25%          0.92%         2.17%        $83        $253       $87        $293
Global Asset Allocation Series                  1.25%          0.89%         2.14%        $83        $250       $87        $290
Global Governments Series                       1.25%          0.90%         2.15%        $83        $251       $87        $291
Global Growth Series                            1.25%          1.01%         2.26%        $84        $262       $88        $302
Global Telecommunications Series                1.25%          1.25%         2.50%        $87        $286       $90        $325
Global Total Return Series                      1.25%          0.89%         2.14%        $83        $250       $87        $290
Government Securities Series                    1.25%          0.61%         1.86%        $81        $221       $84        $262
High Yield Series                               1.25%          0.83%         2.08%        $83        $244       $86        $284
International Growth Series                     1.25%          1.23%         2.48%        $86        $284       $90        $323
International Growth and Income Series          1.25%          1.16%         2.41%        $86        $277       $89        $316
Managed Sectors Series                          1.25%          0.79%         2.04%        $82        $239       $86        $280
Massachusetts Investors Growth Stock Series     1.25%          0.83%         2.08%        $83        $244       $86        $284
Massachusetts Investors Trust Series            1.25%          0.59%         1.84%        $80        $218       $84        $260
Mid Cap Growth Series                           1.25%          1.00%         2.25%        $84        $261       $88        $301
Money Market Series                             1.25%          0.57%         1.82%        $80        $216       $84        $258
New Discovery Series                            1.25%          1.06%         2.31%        $85        $267       $89        $307
Research Series                                 1.25%          0.75%         2.00%        $82        $235       $86        $276
Research Growth and Income Series               1.25%          0.86%         2.11%        $83        $247       $87        $287
Research International Series                   1.25%          1.23%         2.48%        $86        $284       $90        $323
Strategic Growth Series                         1.25%          1.00%         2.25%        $84        $261       $88        $301
Strategic Income Series                         1.25%          1.08%         2.33%        $85        $269       $89        $308
Technology Series                               1.25%          1.00%         2.25%        $84        $287       $88        $301
Total Return Series                             1.25%          0.69%         1.94%        $81        $229       $85        $270
Utilities Series                                1.25%          0.82%         2.32%        $83        $243       $86        $283


--------------------
(a)  Assuming no optional death benefit riders have been elected

(b)  Assuming all three optional death benefit riders have been elected


     2. The "Examples" presented on page 6 of the Prospectus are supplemented and restated as follows:

          If you surrender your Contract at the end of the applicable time period, you would pay the following expenses on a $1,000 investment, assuming an average Contract size of $35,000, a 5% annual return, and no optional death benefit riders have been elected:


                                                               1 YEAR    3 YEARS    5 YEARS    10 YEARS
                                                              --------   --------   --------   --------
Bond Series.................................................    $82        $118       $156       $232
Capital Appreciation Series.................................    $82        $120       $158       $236
Capital Opportunities Series................................    $83        $122       $162       $245
Emerging Growth Series......................................    $82        $119       $158       $235
Emerging Markets Equity Series..............................    $90        $143       $198       $320
Equity Income Series........................................    $83        $124       $166       $253
Global Asset Allocation Series..............................    $83        $123       $165       $250
Global Governments Series...................................    $83        $124       $165       $251
Global Growth Series........................................    $84        $127       $171       $262
Global Telecommunications Series............................    $87        $133       $182       $286
Global Total Return Series..................................    $83        $123       $165       $250
Government Securities Series................................    $81        $115       $151       $221
High Yield Series...........................................    $83        $122       $162       $244
International Growth Series.................................    $86        $133       $181       $284
International Growth and Income Series......................    $86        $131       $178       $277
Managed Sectors Series......................................    $82        $120       $160       $239
Massachusetts Investors Growth Stock Series.................    $83        $122       $162       $244
Massachusetts Investors Trust Series........................    $80        $115       $150       $218
Mid Cap Growth Series.......................................    $84        $126       $170       $261
Money Market Series.........................................    $80        $114       $149       $216
New Discovery Series........................................    $85        $128       $173       $267
Research Series.............................................    $82        $119       $158       $235
Research Growth and Income Series...........................    $83        $122       $163       $247
Research International Series...............................    $86        $133       $181       $284
Strategic Growth Series.....................................    $84        $126       $170       $261
Strategic Income Series.....................................    $85        $129       $174       $269
Technology Series...........................................    $81        $118       $160       $287
Total Return Series.........................................    $81        $118       $155       $229
Utilities Series............................................    $83        $121       $161       $243

          If you surrender your Contract at the end of the applicable time period, you would pay the following expenses on a $1,000 investment, assuming an average Contract size of $35,000, a 5% annual return, and all 3 optional death benefit riders have been elected:

                                                               1 YEAR    3 YEARS    5 YEARS    10 YEARS
                                                              --------   --------   --------   --------
Bond Series.................................................    $85        $130       $176       $273
Capital Appreciation Series.................................    $86        $131       $178       $277
Capital Opportunities Series................................    $86        $133       $182       $285
Emerging Growth Series......................................    $86        $131       $177       $276
Emerging Markets Equity Series..............................    $94        $154       $217       $357
Equity Income Series........................................    $87        $135       $185       $293
Global Asset Allocation Series..............................    $87        $135       $184       $290
Global Governments Series...................................    $87        $135       $184       $291
Global Growth Series........................................    $88        $138       $190       $302
Global Telecommunications Series............................    $90        $145       $201       $325
Global Total Return Series..................................    $87        $135       $184       $290
Government Securities Series................................    $84        $127       $171       $162
High Yield Series...........................................    $86        $133       $181       $284
International Growth Series.................................    $90        $144       $200       $323
International Growth and Income Series......................    $89        $142       $197       $316
Managed Sectors Series......................................    $86        $132       $179       $280
Massachusetts Investors Growth Stock Series.................    $86        $133       $181       $284
Massachusetts Investors Trust Series........................    $84        $126       $170       $260
Mid Cap Growth Series.......................................    $88        $138       $189       $301
Money Market Series.........................................    $84        $126       $169       $258
New Discovery Series........................................    $89        $139       $192       $307
Research Series.............................................    $86        $131       $177       $276
Research Growth and Income Series...........................    $87        $134       $183       $287
Research International Series...............................    $90        $144       $200       $323
Strategic Growth Series.....................................    $88        $138       $189       $301
Strategic Income Series.....................................    $89        $140       $193       $308
Technology Series...........................................    $88        $138       $189       $301
Total Return Series.........................................    $85        $129       $175       $270
Utilities Series............................................    $86        $133       $181       $283


          If you do NOT surrender your Contract at the end of the applicable time period, you would pay the following expenses on a $1,000 investment, assuming an average Contract size of $35,000, a 5% annual return and no option death benefit riders have been elected:

                                                               1 YEAR    3 YEARS    5 YEARS    10 YEARS
                                                              --------   --------   --------   --------
Bond Series.................................................    $20        $62        $106       $232
Capital Appreciation Series.................................    $20        $63        $108       $236
Capital Opportunities Series................................    $21        $65        $112       $245
Emerging Growth Series......................................    $20        $63        $108       $235
Emerging Markets Equity Series..............................    $29        $88        $150       $320
Equity Income Series........................................    $22        $68        $116       $253
Global Asset Allocation Series..............................    $22        $67        $115       $250
Global Governments Series...................................    $22        $67        $115       $251
Global Growth Series........................................    $23        $71        $121       $262
Global Telecommunications Series............................    $25        $78        $133       $286
Global Total Return Series..................................    $22        $67        $115       $250
Government Securities Series................................    $19        $58        $101       $221
High Yield Series...........................................    $21        $65        $112       $244
International Growth Series.................................    $25        $77        $132       $284
International Growth and Income Series......................    $24        $75        $129       $277
Managed Sectors Series......................................    $21        $64        $110       $239
Massachusetts Investors Growth Stock Series.................    $21        $65        $112       $244
Massachusetts Investors Trust Series........................    $19        $58        $100       $218
Mid Cap Growth Series.......................................    $23        $70        $120       $261
Money Market Series.........................................    $18        $57        $ 99       $216
New Discovery Series........................................    $23        $72        $124       $267
Research Series.............................................    $20        $63        $108       $235
Research Growth and Income Series...........................    $21        $66        $113       $247
Research International Series...............................    $25        $77        $132       $284
Strategic Growth Income.....................................    $23        $70        $120       $261
Strategic Income Series.....................................    $24        $73        $125       $269
Technology Series...........................................    $26        $79        $135       $287
Total Return Series.........................................    $20        $61        $105       $229
Utilities Series............................................    $21        $65        $111       $243


          If you do NOT surrender your Contract at the end of the applicable time period, you would pay the following expenses on a $1,000 investment, assuming an average Contract size of $35,000, a 5% annual return, and all 3 optional death benefit riders have been elected:

                                                               1 YEAR    3 YEARS    5 YEARS    10 YEARS
                                                              --------   --------   --------   --------
Bond Series.................................................    $24        $ 74       $127       $273
Capital Appreciation Series.................................    $24        $ 75       $129       $277
Capital Opportunities Series................................    $25        $ 78       $133       $285
Emerging Growth Series......................................    $24        $ 75       $128       $276
Emerging Markets Equity Series..............................    $33        $100       $170       $357
Equity Income Series........................................    $26        $ 80       $137       $293
Global Asset Allocation Series..............................    $26        $ 79       $135       $290
Global Governments Series...................................    $26        $ 79       $136       $291
Global Growth Series........................................    $27        $ 83       $141       $302
Global Telecommunications Series............................    $29        $ 90       $153       $325
Global Total Return Series..................................    $26        $ 79       $135       $290
Government Securities Series................................    $23        $ 71       $121       $162
High Yield Series...........................................    $25        $ 77       $132       $284
International Growth Series.................................    $29        $ 89       $152       $323
International Growth and Income Series......................    $28        $ 87       $148       $316
Managed Sectors Series......................................    $25        $ 76       $130       $280
Massachusetts Investors Growth Stock Series.................    $25        $ 77       $132       $284
Massachusetts Investors Trust Series........................    $23        $ 70       $120       $260
Mid Cap Growth Series.......................................    $27        $ 82       $141       $301
Money Market Series.........................................    $23        $ 69       $119       $258
New Discovery Series........................................    $27        $ 84       $143       $307
Research Series.............................................    $24        $ 75       $128       $276
Research Growth and Income Series...........................    $25        $ 78       $134       $287
Research International Series...............................    $29        $ 89       $152       $323
Strategic Growth Series.....................................    $27        $ 82       $141       $301
Strategic Income Series.....................................    $28        $ 85       $144       $308
Technology Series...........................................    $27        $ 82       $141       $301
Total Return Series.........................................    $24        $ 73       $125       $270
Utilities Series............................................    $25        $ 77       $132       $283




CHOICESUPP 9/00